LOAN AGREEMENT

     This Loan Agreement (the "Agreement") entered into this 21st day of January, 2000, by and between WFD Partnership, a Florida general partnership, with its principal place of business at 10721 St. Andrews Road, Boynton Beach, Florida 33436 (the "Partnership"), Vincent A. Ferri, whose address is 10721 St. Andrews Road, Boynton Beach, Florida 33436 ("Ferri"), and Martin Jacoby, whose address is 9866 NW 17th Street, Coral Springs, Florida 33071 ("Jacoby").

                       W I T N E S S E T H:

     WHEREAS, By an agreement dated August 1, 1999, the
Partnership undertook and did purchase 1,000,000 shares of common stock, par value $.01, of Environmental Monitoring & Testing
Corporation (the "Corporation") from George J. Georges (the
"Georges Shares");

     WHEREAS, The Partnership wished to borrow the sum of $175,000 (the "Subject Loan") to be used to pay a portion of the purchase price of the Georges Shares;

     WHEREAS, the Corporation was willing to, and did, on November 3, 1999, lend to the Partnership the sum of $175,000 to be used to pay a portion of the purchase price of the Georges
Shares;

     WHEREAS, from time-to-time, Ferri and Jacoby have, and will, from personal funds, make advances ("Ferri/Jacoby Advances") to the Partnership to be used to repay the $175,000 Subject Loan;
and

     WHEREAS, the Parties wish to memorialize this arrangement.

     NOW, THEREFORE, In consideration of the premises, the parties agree as follows:

     1. Even though the Partnership itself did not formally approve the request for, and acceptance of, the proceeds of the Subject Loan, and even though the Partnership did not formally approve the arrangement pursuant to which it would be liable to Ferri and Jacoby for the Ferri/Jacoby Advances made by Ferri to the Partnership, the Partnership hereby acknowledges that, it is and will become indebted to Ferri and Jacoby in the amount of $175,000, and the Partnership agrees to repay to Ferri and Jacoby for the Ferri/Jacoby Advances made by them on behalf of the Partnership to repay the Subject Loan.

     2. To evidence its obligation to Ferri and Jacoby, the Partnership will, each time a Ferri/Jacoby Advance is made, make a notation of the amount paid by them, and owed by the Partnership, on the Unsecured Promissory Note of even date attached hereto as Exhibit A, and the amounts so entered shall be binding obligations of the Partnership as if set forth in a series of individual promissory notes.

                                   WFD PARTNERSHIP

                                   By:    /s/ Vincent A. Ferri

                                        Vincent A. Ferri, General
                                        Partner, not individually

                                   By:    /s/ Martin Jacoby

                                        Martin Jacoby, General
                                        Partner, not individually

                                   By:    /s/ Dennis Jacoby

                                        Dennis Jacoby, General
                                        Partner, not individually

                                   By:
                                      __________________________
                                        Juleen Pump, General
                                        Partner, not individually


                                      /s/ Vincent A. Ferri

                                   Vincent A. Ferri, individually

                                      /s/ Martin Jacoby

                                   Martin Jacoby, individually

                  Exhibit "A" to Loan Agreement


                         PROMISSORY NOTE

$175,000.00                                      November 3, 1999

Environmental Monitoring & Testing Corporation
825 Main Street South
New Ellington, South Carolina 29809
(Individually and collectively "Borrower")

First Union National Bank
214 North Hogan Street - FL0070
Jacksonville, Florida 32202
(Hereinafter referred to as ("Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office Indicated above or wherever else Bank may specify, the sum of One Hundred Seventy-Five thousand and No/100 Dollars ($175,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

SECURITY. Borrower has granted Bank a security Interest In the collateral described In the Loan Documents including, but not limited to. personal property collateral described In that certain Security Agreement of even date herewith.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hire; of at the rate of Bank's Prime Rate plus 0.00%, as that rate may change from time to time with changes to occur on the date Bank's Prime Rate changes ("Interest Rate"). Bank's Prime Rate shall be that rate announced by Bank from time to time as its prime rate and is one of several Interest rate bases used by Bank. Bank [ends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or Intended to be the lowest or most favorable Fite of interest offered by Bank.

DEFAULT RATE. In addition to all other rights contained In this Note, If a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear Interest at the-interest Rate plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon Is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, If any, shall be computed on the basis of a 360-day year for the actual number of days In the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate be applied for each day In the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

PREPAYMENT ALLOWED. This Note may be prepaid In whole or In part at any time. Any prepayment shall Include accrued interest and ail other sums then due under any of the Loan Documents. No partial prepayment shall affect the obligation of Borrower to make any payment of principal or Interest due under this Note on the date specified above In the Repayment Terms paragraph of this Note until this Note has been paid in full.

ACCURATE FINANCIAL INFORMATION. Borrower represents and covenants to Bank that on and after the date of this Note: (i) all financial statements of Borrower furnished to Bank are correct and accurately reflect the financial conditions of Borrower as of the respective dates thereof; and (ii) at such times as Bank requests, Borrower will furnish Bank with such financial information as Bank may request.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of principal and interest in the amount of $2.352.75 commencing on December 5, 1999, and continuing on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on November 5, 2002.

Scheduled Payment Adjustment. At Bank's option and with notice to Borrower, the scheduled payment amount will increase as is necessary (i) to pay all accruals of interest for the period and previous periods and (ii) to maintain principal repayment according to the amortization that would have occurred if the Interest Rate in effect on the date of this Note had remained constant. The increased payment amount shall remain in effect for as long as the original scheduled payment amount is insufficient to pay accrued interest and principal and shall be further adjusted upward or downward to reflect changes in the variable interest rate. The scheduled payment amount will not be reduced below the original scheduled payment amount.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2020000453143 or any other account with Bank (routing number 067006432) designated in writing by Borrower, beginning December 5, 1999 for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term "Loan Documents" used in this Note and the other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. 101). Obligations. The term *Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. 101) between Borrower and Bank whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower. any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. 101, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation Bankruptcy. The death of, appointment of a guardian for, dissolution of,. termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of
Borrower's Subsidiaries or Affiliates or any   rantor, or a
material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any of Borrower's Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may it any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank's option, any or all other Obligations, whereupon this Note and the accelerated Obligations shall be immediately due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such Information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate.

YEAR 2000 COMPATIBILITY. Borrower shall take all action necessary to assure that Borrower's computer based systems are able to operate and effectively process data including dates on and after January 1. 2000. At the request of Bank, Borrower shall provide Bank assurance acceptable to Bank of Borrower's Year 2000 compatibility.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this Note or any other Loan Document.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to 1 the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law;' Conflict Between Documents. This Note and the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address shown above without regard to that state's conflict of laws principles. If the terms of this Note should .i flict with the terms of the Loan Agreement or any commitment letter that survives closing, the terms con of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any Individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each person who signs this Note is a Borrower and is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seg. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve. without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary- remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute. Waiver of Exemplary Damages. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially. Waiver of Jury Trial.

THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION
THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY
TRIAL WITH REGARD TO A DISPUTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

PLACE OF EXECUTION AND DELIVERY. Borrower hereby certifies that this Note and the Loan Documents were executed in the State of Florida and delivered to Bank in the State of Florida.

                              Environmental Monitoring & Testing
Corporation
                              Taxpayer Identification  Number:
62-1265486

CORPORATE                     By:    /s/ Vincent A. Ferri

SEAL                               Vincent A. Ferri, President


                              By:    /s/ Sidney Pump

                                   Sidney Pump, Secretary